As filed with the Securities and Exchange Commission on December 9, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TRUIST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	56-0939887
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

214 N. Tryon St.

Charlotte, North Carolina 28202

(Address, including zip code, of principal executive offices)

Truist Financial Corporation 2012 Incentive Plan, as amended

SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan

SunTrust Banks, Inc. Amended and Restated 2009 Stock Plan

(Full title of the plans)

Ellen M. Fitzsimmons

Chief Legal Officer, Head of Enterprise Diversity and Human Resources, and Corporate Secretary

Truist Financial Corporation

214 N. Tryon St.

Charlotte, North Carolina 28202

(336) 733-2000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $5.00 per share	21,648,564(3)	$53.31	$1,154,084,946.84	$149,800.23

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $5.00 per share (“Common Stock”), of Truist Financial Corporation (formerly known as BB&T Corporation), a North Carolina corporation (the “Company”) that become issuable under the plans listed in footnote 3 below by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on December 5, 2019.

(3)

Represents (i) 788,303 shares of Common Stock issuable pursuant to stock options outstanding immediately prior to the effective time (the “Effective Time”) of the merger of SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), with and into the Company (the “Merger”), under the SunTrust Banks, Inc. Amended and Restated 2009 Stock Plan (the “2009 Plan”) and the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Plan” and, together with the 2009 Plan, the “SunTrust Plans”) and assumed by the Company on December 6, 2019 pursuant to that certain Agreement and Plan of Merger dated as of February 7, 2019 and amended as of June 14, 2019 (the “Merger Agreement”), by and among the Company and SunTrust, (ii) 5,708 shares of Common Stock issuable pursuant to restricted stock awards outstanding immediately prior to the Effective Time under the SunTrust Plans and assumed by the Company on December 6, 2019 pursuant to the Merger Agreement, (iii) 6,749,905 shares of Common Stock issuable pursuant to restricted stock units (including with respect to performance stock unit awards) outstanding immediately prior to the Effective Time under the SunTrust Plans and assumed by the Company on December 6, 2019 pursuant to the Merger Agreement and (iv) 14,104,648 shares of Common Stock issuable pursuant to the Truist Financial Corporation 2012 Incentive Plan, as amended, in respect of shares reserved for issuance under the 2018 Plan, which share reserve was assumed by the Company on December 6, 2019 in connection with the Merger.

EXPLANATORY NOTE

On December 6, 2019, in accordance with the Agreement and Plan of Merger, dated as of February 7, 2019 and amended as of June 14, 2019 (the “Merger Agreement”), by and among Truist Financial Corporation (formerly known as BB&T Corporation), a North Carolina corporation (the “Company”) and SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), SunTrust merged with and into the Company (the “Merger”), with the Company surviving the Merger. In connection with the Merger, the Company assumed the plans of SunTrust set forth on the cover page of this Registration Statement and all obligations of SunTrust under such plans, and the Company is hereby registering 7,543,916 shares of the Company’s common stock, par value $5.00 per share (“Common Stock”) pursuant to such plans. In addition, the Company is registering 14,104,648 shares of Common Stock to be issued pursuant to the Truist Financial Corporation 2012 Incentive Plan, as amended, in accordance with, and subject to the terms and conditions of, an exception under Section 303A.08 of the NYSE Listed Company Manual, which additional shares of Common Stock represent the remaining number of shares of common stock, par value $1.00 per share, of SunTrust available for issuance under the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan, immediately prior to the consummation of the Merger, as appropriately adjusted to reflect the Merger. Pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual, shareholder approval is not required to list shares on the New York Stock Exchange (“NYSE”) that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in a corporate acquisition or merger transaction and such shares may be used for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the number of shares available for grants is appropriately adjusted to reflect the transaction; (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction; and (iii) the options and other awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. These documents and the documents incorporated by reference to this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(1)     The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 26, 2019;

(2)    The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December  31, 2018 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on March 19, 2019;

(3)    The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 filed with the Commission on April  30, 2019, July 31, 2019 and October 25, 2019, respectively;

(4)    The Company’s Current Reports on Form 8-K filed with the Commission on January  2, 2019, January 29, 2019, February  7, 2019, February 13, 2019, March  6, 2019, March 11, 2019, March  18, 2019, April 18, 2019 (Acc-no: 0001193125-19-110985), April  30, 2019, June 3, 2019, June  12, 2019, June 14, 2019, July  22, 2019, July 29, 2019, July 30, 2019, August 1, 2019, August  27, 2019, September  16, 2019, November  20, 2019, December  3, 2019 and December 9, 2019; and

(5)    The description of the Common Stock, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 4, 1991 with respect to such Common Stock, including any amendment or report filed for the purposes of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the shares of Common Stock and deferred compensation obligations offered hereby have been passed upon for the Company by Robert J. Johnson, Jr., the Company’s General Counsel – Corporate, Commercial and Legal Shared Services. At the time of rendering the legal opinion, Mr. Johnson beneficially owns, or has the right to acquire, an aggregate of less than 1% of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

The Company’s bylaws provide for the indemnification to the fullest extent permitted by law of any director or officer of the registrant against liabilities and expenses arising out of his or her status or activities as such, excluding any liability or expenses such person may incur on account of his or her activities which were, at the time taken, known or believed by such person to be clearly in conflict with the best interest of the Company.

The Company’s articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

The Company maintains directors’ and officers’ liability insurance that, in general, insures: (i) the Company’s directors and officers against loss by reason of any of their wrongful acts and (ii) the Company against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit Title

4.1	Articles of Incorporation of Truist Financial Corporation (formerly BB&T Corporation), amended and restated as of April 30, 2014 (incorporated by reference to Exhibit 3.1(i) of the Current Report on Form 8-K of Truist Financial Corporation (formerly BB&T Corporation) filed May 2, 2014).

4.2	Articles of Amendment of Truist Financial Corporation (formerly BB&T Corporation), dated as of March 4, 2016 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of Truist Financial Corporation (formerly BB&T Corporation), filed March 9, 2016).

4.3	Articles of Amendment of Truist Financial Corporation (formerly BB&T Corporation), dated as of July 24, 2019 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of Truist Financial Corporation (formerly BB&T Corporation), filed July 29, 2019).

4.4	Articles of Amendment of Truist Financial Corporation (formerly BB&T Corporation), dated as of December 6, 2019 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K of Truist Financial Corporation (formerly BB&T Corporation), filed December 9, 2019).

4.5	Articles of Amendment of Truist Financial Corporation (formerly BB&T Corporation), dated as of December 6, 2019 and effective as of December 7, 2019 (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K of Truist Financial Corporation (formerly BB&T Corporation), filed December 9, 2019).

4.6	Bylaws of Truist Financial Corporation (formerly BB&T Corporation), as amended and restated December 7, 2019 (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K of Truist Financial Corporation (formerly BB&T Corporation), filed December 9, 2019).

4.7	Truist Financial Corporation 2012 Incentive Plan, as amended April 25, 2017 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Truist Financial Corporation (formerly BB&T Corporation), filed May 25, 2017).

4.8*	2019 Amendment to the Truist Financial Corporation 2012 Incentive Plan, dated November 6, 2019.

4.9*	SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan.

4.10*	SunTrust Banks, Inc. Amended and Restated 2009 Stock Plan, as amended and restated August 11, 2015.

5.1*	Opinion of Robert J. Johnson, Jr., Truist Financial Corporation’s General Counsel – Corporate, Commercial and Legal Shared Services.

23.1*	Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.2*	Consent of Ernst & Young LLP (independent registered public accounting firm).

23.3*	Consent of Robert J. Johnson, Jr., Truist Financial Corporation’s General Counsel – Corporate, Commercial and Legal Shared Services (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to Form S-8).

*	Filed herewith.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, as of this 9th day of December 2019.

TRUIST FINANCIAL CORPORATION

By	/s/ Kelly S. King
Name:	Kelly S. King
Title:	Chairman and Chief Executive Officer

SIGNATURES

Each of the undersigned officers and directors of the Company hereby constitutes and appoints each of Kelly S. King, William H. Rogers, Jr. and Ellen M. Fitzsimmons as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of this 9th day of December 2019.

Signature	Title

/s/ Kelly S. King	Director, Chairman and Chief Executive Officer
(Kelly S. King)	(Principal Executive Officer)

/s/ William H. Rogers, Jr.	Director, President and Chief Operating Officer
(William H. Rogers, Jr.)

/s/ Daryl N. Bible	Senior Executive Vice President and Chief
(Daryl N. Bible)	Financial Officer (Principal Financial Officer)

/s/ Cynthia B. Powell	Executive Vice President and Corporate Controller
(Cynthia B. Powell)	(Principal Accounting Officer)

/s/ David M. Ratcliffe	Director
(David M. Ratcliffe)

/s/ Jennifer S. Banner	Director
(Jennifer S. Banner)

/s/ K. David Boyer, Jr.	Director
(K. David Boyer, Jr.)

Signature	Title

/s/ Agnes Bundy Scanlan	Director
(Agnes Bundy Scanlan)

/s/ Anna R. Cablik	Director
(Anna R. Cablik)

/s/ Dallas S. Clement	Director
(Dallas S. Clement)

/s/ Paul D. Donahue	Director
(Paul D. Donahue)

/s/ Paul R. Garcia	Director
(Paul R. Garcia)

/s/ Patrick C. Graney III	Director
(Patrick C. Graney III)

/s/ Linnie M. Haynesworth	Director
(Linnie M. Haynesworth)

/s/ Donna S. Morea	Director
(Donna S. Morea)

/s/ Easter A. Maynard	Director
(Easter A. Maynard)

/s/ Charles A. Patton	Director
(Charles A. Patton)

/s/ Nido R. Qubein	Director
(Nido R. Qubein)

/s/ Frank P. Scruggs, Jr.	Director
(Frank P. Scruggs, Jr.)

/s/ Christine Sears	Director
(Christine Sears)

/s/ Thomas E. Skains	Director
(Thomas E. Skains)

/s/ Bruce L. Tanner	Director
(Bruce L. Tanner)

/s/ Thomas N. Thompson	Director
(Thomas N. Thompson)

/s/ Steven C. Voorhees	Director
(Steven C. Voorhees)